Exhibit 99.1

Contact:

Investor inquiries: Michael Boennighausen Chief Financial Officer 650-614-4100	Media inquiries: BCC Partners Karen L. Bergman 650-575-1509

For Immediate Release

Conor Medsystems Purchases Assets of Phytogen Life Sciences

Menlo Park, California, November 22, 2005 – Conor Medsystems, Inc. (Nasdaq: CONR) today announced that it has purchased substantially all of the assets of Phytogen Life Sciences Inc., including its inventory of finished paclitaxel, for approximately $3.8 million.

In July 2005, Phytogen filed for bankruptcy. Prior to its bankruptcy filing, Phytogen supplied Conor with finished paclitaxel pursuant to a supply agreement. Under the terms of the supply agreement, Conor was obligated to pay Phytogen a royalty based on the sales of Conor’s CoStar™ cobalt chromium paclitaxel-eluting stent. As a result of this transaction, Conor’s supply agreement with Phytogen and its royalty obligation under the supply agreement have been terminated.

Conor expects to account for the transaction as an acquisition of assets. Conor anticipates selling most of the assets acquired in the transaction, except for an amount of finished paclitaxel that Conor believes will be sufficient to meet its investigational and commercial needs for many years.

About Conor Medsystems

Conor Medsystems, Inc. develops innovative controlled vascular drug delivery technologies and has initially focused on the development of drug-eluting stents to treat coronary artery disease. For further information about Conor and controlled vascular delivery, visit www.conormed.com.

CoStar™ is not available for sale in the U.S. CoStar is an investigational device limited by federal law to investigational use.

Forward-looking statements

This press release contains certain forward-looking statements that involve risks and uncertainties, including the statement related to the accounting treatment of the acquisition, the statement related to the company’s intent to sell most of the assets acquired in the transaction, and the statement related to the company’s belief that it will retain a sufficient amount of paclitaxel. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. All forward-looking statements and other information included in this press release are based on information available to the company as of the date hereof, and the company assumes no obligation to update any such forward-looking statements or information. The company’s actual results and the timing of events could differ materially from those described in the company’s forward-looking statements as a result of these risks and uncertainties, which include (1) the risk that the company may be unable to sell any of the assets acquired in the transaction and (2) the risks discussed in detail under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed with the SEC on November 14, 2005, including, (A) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, (B) risks related to the loss of the company’s single source suppliers, and (C) risks related to the company or its suppliers not achieving or complying with required regulatory approvals for manufacturing operations.

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